Exhibit 99.1

Sterling Bancorp Reports Second Quarter 2022 Financial Results

Southfield, Michigan, August 15, 2022 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its unaudited financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights

•	Net loss of $(2.2) million, or $(0.04) per diluted share
•	Net interest margin of 2.95%
•	Non-interest expense of $19.5 million
•	Provision (recovery) for loan losses of $(1.1) million; ratio of allowance for loan losses to total loans held for investment of 2.91%
•	Shareholders’ equity of $335.3 million
•	Bank capital ratios continue to be in excess of minimum ratios required to be considered “well-capitalized” with a leverage ratio of 14.44%, a total risk-based capital ratio of 24.93% and a common equity tier one ratio of 23.65%
•	The Company’s consolidated leverage ratio of 12.91%, total risk-based capital ratio of 24.70% and common equity tier one ratio of 21.06% continue to exceed minimum regulatory capital requirements
•	Total deposits of $2.0 billion
•	Total gross loans of $1.8 billion
•	Advantage Loan Program loans with unpaid principal balances of $30.4 million repurchased during the quarter
•	Surrender of a large split-dollar life program and certain older BOLI policies for former executives and a controlling shareholder and reversal of associated liabilities
•	New outsourced platform implemented for residential loan originations, minimizing the fixed costs of the residential lending business

The Company reported a net loss of $(2.2) million, or $(0.04) per diluted share, for the quarter ended June 30, 2022, compared to net income of $5.3 million, or $0.10 per diluted share, for the quarter ended March 31, 2022.

During the second quarter, we outsourced our residential lending to Promontory MortgagePath (“MortgagePath”), which provides community banks with an outsourced residential lending service for mortgage loan production. The transition was fully implemented and launched at the end of May 2022. MortgagePath employs staff primarily dedicated to the origination of Sterling’s loan products, which are underwritten pursuant to Sterling’s lending policies. Sterling maintains the final credit decision. In connection with the transition, during the second quarter, we incurred severance costs of approximately $0.4 million relating to a reduction of 35 full-time equivalent positions in our in-house mortgage origination area that had annual compensation and employee benefits of approximately $3.7 million. The costs with MortgagePath will be primarily volume driven but the Bank will pay a modest fee should volume not reach production hurdles.

“The MortgagePath program allows us to continue an active participation in the residential loan market without the fixed costs of a full-time staff. Our residential lending product is now introduced to our customers through an online Sterling channel and integrated into MortgagePath’s fully compliant system,” said Thomas M. O’Brien, Chairman, President and Chief Executive Officer.

Balance Sheet

Total Assets – Total assets of $2.5 billion as of June 30, 2022 reflected a decrease of $305.3 million, or 11%, from $2.8 billion at March 31, 2022.

Cash and due from banks decreased $201.6 million, or 41%, to $285.2 million at June 30, 2022 compared to $486.7 million at March 31, 2022. Investment securities, which we consider part of our liquid assets, increased $17.9 million, or 5%, to $382.3 million at June 30, 2022 compared to $364.4 million at March 31, 2022.

Total gross loans held for investment of $1.8 billion at June 30, 2022 reflected a decline of $96.5 million, or 5%, from $1.9 billion at March 31, 2022 as loan payoffs have exceeded originations and loan repurchases during the second quarter. During the second quarter, we generated a modest amount of applications for residential mortgage loans through MortgagePath, which are in various stages of the origination process, but none of which have closed.

Cash surrender value of a large split-dollar life program and bank-owned life insurance (BOLI) policies decreased $24.8 million, or 75%, to $8.4 million during the quarter as certain policies related to a controlling shareholder and several former executives were surrendered.

Total Deposits – Total deposits of $2.0 billion at June 30, 2022 reflected a decrease of $195.9 million, or 9%, from March 31, 2022. This decrease is largely made up of time deposits which decreased $146.2 million, or 18%, compared to March 31, 2022 as management has used our excess liquidity to allow higher cost time deposits to run off. Money market, savings and NOW deposits of $1.3 billion reflected a decrease of $67.2 million, or 5%, from March 31, 2022. Noninterest-bearing deposits were $82.4 million at June 30, 2022 compared to $64.9 million at March 31, 2022.

Borrowings – Federal Home Loan Bank Borrowings decreased $100 million, or 67%, to $50 million at June 30, 2022 compared to $150 million at March 31, 2022, as the Company repaid $100 million in callable borrowings which were called by the Federal Home Loan Bank during the second quarter.

Capital – Total shareholders’ equity was $335.3 million as of June 30, 2022 compared to $341.4 million at March 31, 2022. The decline in shareholders’ equity is primarily due to an increase in accumulated other comprehensive loss of $5.1 million due to increased unrealized losses on our investment securities portfolio, as well as the net loss of $2.2 million during the quarter. These unrealized losses on our investment portfolio are primarily attributable to changes in market value due to the current rising interest rate environment and are not realized in our consolidated statement of operations since the Bank has both the intent and ability to hold these investment securities until maturity or the price recovers.

The Bank exceeded all regulatory capital requirements required to be considered “well-capitalized” as of June 30, 2022, and the Company exceeded all applicable minimum regulatory capital requirements as of such date, as summarized in the following tables:

Bank Capital	To Be Well Capitalized	Bank Actual at June 30, 2022
Total adjusted capital to risk-weighted assets	10.00%	24.93%
Tier 1 (core) capital to risk-weighted assets	8.00%	23.65%
Common Equity Tier 1 (CET1)	6.50%	23.65%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	5.00%	14.44%

Company Capital	Minimum Requirements	Company Actual at June 30, 2022
Total adjusted capital to risk-weighted assets	8.00%	24.70%
Tier 1 (core) capital to risk-weighted assets	6.00%	21.06%
Common Equity Tier 1 (CET1)	4.50%	21.06%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	4.00%	12.91%

Asset Quality and Provision (Recovery) for Loan Losses – A recovery for loan losses of $1.1 million was recorded for the second quarter of 2022 compared to a recovery of $4.3 million for the first quarter of 2022. The allowance for loan losses at June 30, 2022 was $51.8 million, or 2.91% of total loans held for investment, compared to $52.5 million, or 2.80% of total loans held for investment, at March 31, 2022.

Net recoveries during the second quarter of 2022 were $0.4 million compared to net recoveries of $0.2 million in the first quarter of 2022.

Nonperforming assets at June 30, 2022 totaled $55.0 million, or 2.20% of total assets, compared to $54.1 million, or 1.93% of total assets, at March 31, 2022. Nonperforming assets at June 30, 2022 included $48.4 million of nonperforming loans held for investment, $4.0 million of nonaccrual loans held for sale and $2.6 million of troubled debt restructurings. Nonperforming assets at March 31, 2022 included $44.2 million of nonperforming loans held for investment, $7.2 million of nonaccrual loans held for sale and $2.7 million of troubled debt restructurings. The increase in nonperforming loans during the second quarter of 2022 is due to an increase of $4.3 million in residential mortgage loans delinquent 90 days or more. Gross loans held for investment delinquent 30 days or more decreased during the second quarter of 2022 to $72.4 million, or 4.07% of gross loans, from $74.1 million, or 3.95% of gross loans, at March 31, 2022.

“The concerns expressed in the past over commercial asset quality have largely been controlled at this point. Through diligent management of troubled credits and the recent successful sale of the SRO loans, commercial credit concerns have been greatly diminished. We will continue to review the remaining weaker commercial credits for potential sale or other exit opportunities. On the residential side, the delinquent loans are mostly from our former Advantage Loan Program. Of those, approximately $18.2 million are paying but have not cured to the point where they would return to accrual status. The remaining delinquent loans are in various states of foreclosure where we anticipate that the low LTVs at origination will continue to shield the Bank from meaningful loss,” said O’Brien.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the second quarter of 2022 was $19.5 million compared to $21.3 million for the first quarter of 2022 and $23.6 million for the second quarter of 2021. The decline in net interest income was due primarily to a decline in the average balance of our loan portfolio of $165.0 million, or 8%, from $2.0 billion in the first quarter of 2022 to $1.8 billion in the second quarter of 2022. The overall decline in interest income on interest earning assets was partially offset by a decrease in interest expense since our average interest-bearing deposits decreased $123.8 million in the second quarter of 2022 from $2.2 billion in the first quarter of 2022. Additionally, total average interest-bearing liabilities decreased in the second quarter of 2022 due to our repayment of borrowings of $100.0 million with the FHLB in the quarter.

The net interest margin of 2.95% for the second quarter of 2022 decreased compared to 3.03% for the first quarter of 2022 and increased compared to 2.70% for the second quarter of 2021. The decline in our net interest margin in the second quarter of 2022 reflects a decrease in the average yield on interest earning assets of 8 basis points while the average cost of interest-bearing liabilities stayed consistent. The decrease in the average yield on interest earning assets related to approximately $1.5 million in interest collected from nonperforming commercial real estate loans and construction loans in the first quarter of 2022 which contributed 21 basis points to the first quarter’s net interest margin.

Non-Interest Income – Non-interest income for the second quarter of 2022 was $45 thousand, a $1.4 million decrease from the immediately prior quarter. The decrease is partially attributable to the net servicing loss incurred during the quarter with the write-off of $0.4 million in mortgage servicing rights on the Advantage Loan Program loans repurchased during the second quarter. Additionally, the first quarter included a recovery on mortgage servicing rights valuation of $0.4 million compared to $0.1 million recovery in the second quarter, as well as a gain on the sale of commercial real estate loans totaling $0.2 million and the related recoveries on commercial real estate loans that paid in full prior to the sale of $0.3 million that were not present in the second quarter.

Non-Interest Expense – Non-interest expense of $19.5 million for the second quarter of 2022 was comparable in total with the first quarter of 2022. The second quarter of 2022 included a reduction in salaries and employee benefits of $4.0 million primarily related to the reversal of associated liabilities upon surrender of a large split-dollar life program and a few smaller BOLI policies. Salary and employee benefits expense also reflects both $0.4 million in separation costs related to the reduction in our mortgage origination staff as well as approximately one month of savings due to the staff reduction. Included in other expenses is $1.3 million in additional taxes related to the surrender of the split-dollar life program and BOLI policies, as well as $0.7 million loss to record the fair value discount on the $30.4 million of Advantage Loan Program loans repurchased. Non-interest expense also reflects an increase in professional fees, primarily direct and third-party legal expenses related to the government investigations.

Income Tax Expense – Income tax expense increased to $3.3 million for the second quarter of 2022 compared to $2.3 million in the prior quarter on income before income taxes of $1.1 million and $7.5 million, respectively. This increase is largely related to the surrender of certain split-dollar and BOLI policies which resulted in the life-to-date increase in the cash surrender value of the policies of $13.1 million being treated as taxable income that was previously nontaxable.

Mr. O’Brien commented, “There is some noise around the insurance surrenders, however, the net impact is fairly insignificant. In these cases, the board determined that the reasons the policies were originally undertaken as many as 20 years ago were no longer appropriate for Sterling. Also, in the quarter we experienced some increase in legal costs as the settlement process with the various government agencies gained momentum. Furthermore, we did experience some costs related to advancement for legal expenses for certain indemnified parties.

We have achieved some major milestones with respect to the various investigations. I believe that the Bank has now implemented all of the requirements to comply with the formal agreement with the OCC. This was a major undertaking by the board and management and is critical to our ability to close out the government investigations. I am hopeful we can resolve the government investigations this calendar year, however the timing is in the hands of the government agencies.

The damage done by the Advantage Loan Program is significant and its consequences are painful for all stakeholders. Notwithstanding all of the above and in my opinion, the success we have had in addressing the myriad of major issues at Sterling over the past 24 months is nothing short of remarkable. It is a testament to the total commitment of our board of directors and the management team to address these legacy problems forthrightly and proactively.”

Conference Call and Webcast

Management will host a conference call on Monday, August 15, 2022 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter ended June 30, 2022. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through August 22, 2022 by dialing (877) 344-7529, using conference ID number 2717819.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would” and “annualized,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2022, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended
(dollars in thousands, except per share data)	June 30, 2022	March 31, 2022	June 30, 2021
Net income (loss)	$(2,197)	$5,260	$3,452
Income (loss) per share, diluted	$(0.04)	$0.10	$0.07
Net interest income	$19,470	$21,272	$23,598
Net interest margin	2.95%	3.03%	2.70%
Non-interest income	$45	$1,411	$(269)
Non-interest expense	$19,494	$19,423	$19,944
Loans, net of allowance for loan losses	$1,726,366	$1,822,186	$2,287,857
Total deposits(1)	$2,004,247	$2,200,172	$2,628,872
Asset Quality
Nonperforming loans	$48,385	$44,229	$74,810
Allowance for loan losses to total loans	2.91%	2.80%	3.00%
Allowance for loan losses to nonaccrual loans	107%	119%	95%
Nonaccrual loans to total loans outstanding	2.72%	2.36%	3.17%
Net recoveries during the period to average loans outstanding during the period	(0.02)%	(0.01)%	(0.03)%
Provision (recovery) for loan losses	$(1,109)	$(4,289)	$(1,806)
Net recoveries	$(420)	$(196)	$(604)
Performance Ratios
Return on average assets	(0.33)%	0.74%	0.39%
Return on average shareholders' equity	(2.57)%	6.08%	4.22%
Efficiency ratio (2)	99.89%	85.63%	85.49%
Yield on average interest-earning assets	3.47%	3.55%	3.51%
Cost of average interest-bearing liabilities	0.62%	0.62%	0.92%
Net interest spread	2.85%	2.93%	2.59%
Capital Ratios (3)
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	24.70%	23.21%	17.71%
Tier 1 (core) capital to risk-weighted assets	21.06%	19.72%	14.16%
Common Equity Tier 1 (CET1)	21.06%	19.72%	14.16%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	12.91%	12.23%	9.16%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	24.93%	23.29%	17.59%
Tier 1 (core) capital to risk-weighted assets	23.65%	22.02%	16.32%
Common Equity Tier 1 (CET1)	23.65%	22.02%	16.32%
Tier 1 (core) capital to adjusted tangible assets (leverage ratio)	14.44%	13.65%	10.53%

(1) Refer to note to the condensed consolidated balance sheets.
(2) Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(3) In order to provide a comparable trend analysis for the Bank's and the Company's risk based capital ratios applying the 100% risk weight to Advantage Loan Program loans, the table above presents the regulatory capital ratios applying the 100% risk weight at June 30, 2021.

Sterling Bancorp, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	June 30, 2022	March 31, 2022	% change	December 31, 2021	% change	June 30, 2021	% change
Assets
Cash and due from banks	$285,165	$486,743	(41)%	$411,676	(31)%	$774,478	(63)%
Interest-bearing time deposits with other banks	1,183	1,183	0%	1,183	0%	805	47%
Investment securities	382,309	364,361	5%	313,879	22%	195,974	95%
Loans held for sale	8,964	12,230	(27)%	64,987	(86)%	15,107	(41)%
Loans, net of allowance for loan losses of $51,766, $52,455, $56,548 and $70,669	1,726,366	1,822,186	(5)%	1,956,266	(12)%	2,287,857	(25)%
Accrued interest receivable	6,721	6,655	1%	7,696	(13)%	9,660	(30)%
Mortgage servicing rights, net	2,453	2,888	(15)%	2,722	(10)%	3,232	(24)%
Leasehold improvements and equipment, net	6,848	7,144	(4)%	7,421	(8)%	9,423	(27)%
Operating lease right-of-use assets	16,332	17,210	(5)%	18,184	(10)%	19,817	(18)%
Federal Home Loan Bank stock, at cost	20,288	20,288	0%	22,950	(12)%	22,950	(12)%
Cash surrender value of bank-owned life insurance	8,396	33,163	(75)%	33,033	(75)%	32,766	(74)%
Deferred tax asset, net	22,028	20,865	6%	21,426	3%	23,749	(7)%
Other assets	16,767	14,213	18%	15,407	9%	21,634	(22)%
Total assets	$2,503,820	$2,809,129	(11)%	$2,876,830	(13)%	$3,417,452	(27)%

Liabilities
Noninterest-bearing deposits(1)	$82,387	$64,944	27%	$63,760	29%	$58,230	41%
Interest-bearing deposits(2)	1,921,860	2,135,228	(10)%	2,197,975	(13)%	2,497,259	(23)%
Deposits held for sale(3)	—	—	—	—	—	73,383	(100)%
Total deposits	2,004,247	2,200,172	(9)%	2,261,735	(11)%	2,628,872	(24)%
Federal Home Loan Bank borrowings	50,000	150,000	(67)%	150,000	(67)%	318,000	(84)%
Subordinated notes, net	65,308	65,326	(0)%	65,343	(0)%	65,377	(0)%
Operating lease liabilities	17,540	18,421	(5)%	19,400	(10)%	21,085	(17)%
Accrued expenses and other liabilities(1)(2)	31,393	33,804	(7)%	36,725	(15)%	57,076	(45)%
Total liabilities	2,168,488	2,467,723	(12)%	2,533,203	(14)%	3,090,410	(30)%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 50,818,212 shares at June 30, 2022, 50,496,833 shares at March 31, 2022, 50,460,932 shares at December 31, 2021 and 50,475,181 shares at June 30, 2021	83,295	82,157	1%	82,157	1%	82,157	1%
Additional paid-in capital	14,313	14,186	1%	14,124	1%	13,796	4%
Retained earnings	251,306	253,503	(1)%	248,243	1%	230,630	9%
Accumulated other comprehensive income (loss)	(13,582)	(8,440)	(61)%	(897)	N/M	459	N/M
Total shareholders’ equity	335,332	341,406	(2)%	343,627	(2)%	327,042	3%
Total liabilities and shareholders’ equity	$2,503,820	$2,809,129	(11)%	$2,876,830	(13)%	$3,417,452	(27)%

N/M - Not Meaningful
(1) (2) Certain prior period amounts have been reclassified to conform with the current period presentation. The Company has (1) reclassified custodial escrow balances maintained with serviced loans of $2,509 from accrued expenses and other liabilities to non-interest bearing deposits and (2) reclassified accrued interest on outstanding time deposits of $16,061 from accrued expenses and other liabilities to interest-bearing deposits in the condensed consolidated balance sheet at June 30, 2021.
(3) Deposits held for sale were transferred on the sale of the Bellevue, Washington Branch on July 23, 2021.

Sterling Bancorp, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended					Six Months Ended
(dollars in thousands, except per share amounts)	June 30, 2022	March 31, 2022	% change	June 30, 2021	% change	June 30, 2022	June 30, 2021	% change
Interest income
Interest and fees on loans	$20,746	$23,868	(13)%	$30,074	(31)%	$44,614	$61,368	(27)%
Interest and dividends on investment securities and restricted stock	1,353	835	62%	385	N/M	2,188	775	N/M
Other interest	791	215	N/M	227	N/M	1,006	490	N/M
Total interest income	22,890	24,918	(8)%	30,686	(25)%	47,808	62,633	(24)%
Interest expense
Interest on deposits	2,016	2,330	(13)%	5,236	(61)%	4,346	11,938	(64)%
Interest on Federal Home Loan Bank borrowings	314	352	(11)%	847	(63)%	666	1,685	(60)%
Interest on subordinated notes	1,090	964	13%	1,005	8%	2,054	2,185	(6)%
Total interest expense	3,420	3,646	(6)%	7,088	(52)%	7,066	15,808	(55)%
Net interest income	19,470	21,272	(8)%	23,598	(17)%	40,742	46,825	(13)%
Provision (recovery) for loan losses	(1,109)	(4,289)	74%	(1,806)	39%	(5,398)	(2,543)	N/M
Net interest income after provision (recovery) for loan losses	20,579	25,561	(19)%	25,404	(19)%	46,140	49,368	(7)%
Non-interest income
Service charges and fees	105	122	(14)%	144	(27)%	227	303	(25)%
Gain on sale of mortgage loans held for sale	3	197	(98)%	70	(96)%	200	468	(57)%
Unrealized gain (losses) on equity securities	(170)	(236)	28%	15	N/M	(406)	(75)	N/M
Net servicing income (loss)	(177)	443	N/M	(908)	81%	266	(1,338)	N/M
Income on cash surrender value of bank-owned life insurance	255	328	(22)%	322	(21)%	583	635	(8)%
Other	29	557	(95)%	88	(67)%	586	191	N/M
Total non-interest income	45	1,411	(97)%	(269)	N/M	1,456	184	N/M
Non-interest expense
Salaries and employee benefits	5,569	9,617	(42)%	8,678	(36)%	15,186	16,526	(8)%
Occupancy and equipment	2,187	2,142	2%	2,249	(3)%	4,329	4,445	(3)%
Professional fees	7,066	5,157	37%	5,721	24%	12,223	14,476	(16)%
FDIC assessments	346	369	(6)%	500	(31)%	715	1,219	(41)%
Data processing	762	805	(5)%	440	73%	1,567	786	99%
Net recovery of mortgage repurchase liability	(312)	(213)	(46)%	(512)	39%	(525)	(665)	21%
Other	3,876	1,546	N/M	2,868	35%	5,422	4,491	21%
Total non-interest expense	19,494	19,423	0%	19,944	(2)%	38,917	41,278	(6)%
Income before income taxes	1,130	7,549	(85)%	5,191	(78)%	8,679	8,274	5%
Income tax expense	3,327	2,289	45%	1,739	91%	5,616	2,497	N/M
Net income (loss)	$(2,197)	$5,260	N/M	$3,452	N/M	$3,063	$5,777	(47)%

Income (loss) per share, basic and diluted	$(0.04)	$0.10		$0.07		$0.06	$0.12
Weighted average common shares outstanding:
Basic	50,386,856	50,191,288		50,009,053		50,289,612	49,930,563
Diluted	50,386,856	50,406,123		50,060,775		50,496,487	49,987,253

N/M - Not Meaningful

Sterling Bancorp, Inc.
Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,554,077	$17,310	4.46%	$1,660,692	$18,278	4.40%	$1,960,561	$23,794	4.85%
Commercial real estate	221,435	2,547	4.60%	247,044	3,436	5.56%	258,310	3,444	5.33%
Construction	62,354	883	5.66%	95,123	2,149	9.04%	171,921	2,788	6.49%
Commercial lines of credit	355	6	6.76%	350	5	5.71%	2,292	48	8.38%
Total loans	1,838,221	20,746	4.51%	2,003,209	23,868	4.77%	2,393,084	30,074	5.03%
Securities, includes restricted stock(2)	396,315	1,353	1.37%	350,150	835	0.95%	270,809	385	0.57%
Other interest-earning assets	406,740	791	0.78%	452,651	215	0.19%	837,866	227	0.11%
Total interest-earning assets	2,641,276	22,890	3.47%	2,806,010	24,918	3.55%	3,501,759	30,686	3.51%
Noninterest-earning assets
Cash and due from banks	3,811			4,016			7,373
Other assets	46,390			43,322			42,921
Total assets	$2,691,477			$2,853,348			$3,552,053
Interest-bearing liabilities
Money market, savings and NOW	$1,288,796	$756	0.24%	$1,310,848	$707	0.22%	$1,344,949	$807	0.24%
Time deposits(3)	760,017	1,260	0.66%	861,785	1,623	0.76%	1,364,906	4,429	1.30%
Total interest-bearing deposits	2,048,813	2,016	0.39%	2,172,633	2,330	0.43%	2,709,855	5,236	0.78%
FHLB borrowings	110,440	314	1.12%	150,000	352	0.94%	318,000	847	1.05%
Subordinated notes, net	65,319	1,090	6.60%	65,337	964	5.90%	65,385	1,005	6.15%
Total borrowings	175,759	1,404	3.16%	215,337	1,316	2.44%	383,385	1,852	1.91%
Total interest-bearing liabilities	2,224,572	3,420	0.62%	2,387,970	3,646	0.62%	3,093,240	7,088	0.92%
Noninterest-bearing liabilities
Demand deposits(4)	72,496			64,119			63,122
Other liabilities(3)(4)	52,075			55,479			68,524
Shareholders' equity	342,334			345,780			327,167
Total liabilities and shareholders' equity	$2,691,477			$2,853,348			$3,552,053
Net interest income and spread(2)		$19,470	2.85%		$21,272	2.93%		$23,598	2.59%
Net interest margin(2)			2.95%			3.03%			2.70%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.
(2) Interest income does not include taxable equivalence adjustments.
(3) (4) Certain prior period amounts have been reclassified to conform with the current period presentation. The Company has (3) reclassified accrued interest on outstanding time deposits from other liabilities to interest-bearing deposits and (4) reclassified custodial escrow balances maintained with serviced loans from other liabilities to noninterest-bearing deposits in the average consolidated balance sheet at June 30, 2021.

	Six Months Ended
	June 30, 2022			June 30, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,607,090	$35,588	4.43%	$1,983,211	$48,390	4.88%
Commercial real estate	234,169	5,983	5.11%	257,465	6,627	5.15%
Construction	78,762	3,032	7.70%	185,201	6,200	6.70%
Commercial lines of credit	352	11	6.25%	3,980	151	7.54%
Total loans	1,920,373	44,614	4.65%	2,429,857	61,368	5.05%
Securities, includes restricted stock(2)	373,360	2,188	1.17%	291,772	775	0.53%
Other interest-earning assets	429,569	1,006	0.47%	923,854	490	0.11%
Total interest-earning assets	2,723,302	47,808	3.51%	3,645,483	62,633	3.44%
Noninterest-earning assets
Cash and due from banks	3,728			6,935
Other assets	45,918			42,945
Total assets	$2,772,948			$3,695,363
Interest-bearing liabilities
Money market, savings and NOW	$1,299,761	$1,463	0.23%	$1,363,566	$1,742	0.26%
Time deposits(3)	810,620	2,883	0.72%	1,489,734	10,196	1.38%
Total interest-bearing deposits	2,110,381	4,346	0.42%	2,853,300	11,938	0.84%
FHLB borrowings	130,111	666	1.03%	318,006	1,685	1.05%
Subordinated notes, net	65,328	2,054	6.25%	65,372	2,185	6.68%
Total borrowings	195,439	2,720	2.77%	383,378	3,870	2.01%
Total interest-bearing liabilities	2,305,820	7,066	0.62%	3,236,678	15,808	0.99%
Noninterest-bearing liabilities
Demand deposits(4)	68,331			64,916
Other liabilities(3)(4)	54,752			68,826
Shareholders' equity	344,045			324,943
Total liabilities and shareholders' equity	$2,772,948			$3,695,363
Net interest income and spread(2)		$40,742	2.89%		$46,825	2.45%
Net interest margin(2)			2.99%			2.57%

(1)       Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2)       Interest income does not include taxable equivalence adjustments.

(3) (4) Certain prior period amounts have been reclassified to conform with the current period presentation. The Company has (3) reclassified accrued interest on outstanding time deposits from other liabilities to interest-bearing deposits and (4) reclassified custodial escrow balances maintained with serviced loans from other liabilities to noninterest-bearing deposits in the average consolidated balance sheet at June 30, 2021.

Sterling Bancorp, Inc.
Loan Composition (Unaudited)

(dollars in thousands)	June 30, 2022	March 31, 2022	% change	December 31, 2021	% change	June 30, 2021	% change
Residential real estate	$1,506,852	$1,580,759	(5)%	$1,704,231	(12)%	$1,948,892	(23)%
Commercial real estate	214,494	219,767	(2)%	201,240	7%	263,278	(19)%
Construction	55,150	73,778	(25)%	106,759	(48)%	144,385	(62)%
Commercial lines of credit	1,418	334	N/M	363	N/M	1,971	(28)%
Other consumer	218	3	N/M	221	(1)%	—	N/M
Total loans held for investment	1,778,132	1,874,641	(5)%	2,012,814	(12)%	2,358,526	(25)%
Less: allowance for loan losses	(51,766)	(52,455)	(1)%	(56,548)	(8)%	(70,669)	(27)%
Loans, net	$1,726,366	$1,822,186	(5)%	$1,956,266	(12)%	$2,287,857	(25)%

Loans held for sale	$8,964	$12,230	(27)%	$64,987	(86)%	$15,107	(41)%
Total gross loans	$1,787,096	$1,886,871	(5)%	$2,077,801	(14)%	$2,373,633	(25)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended
(dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Balance at beginning of period	$52,455	$56,548	$71,871
Provision (recovery) for loan losses	(1,109)	(4,289)	(1,806)
Charge offs	(197)	—	—
Recoveries	617	196	604
Balance at end of period	$51,766	$52,455	$70,669

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	June 30, 2022	March 31, 2022	% change	December 31, 2021	% change	June 30, 2021	% change
Noninterest-bearing deposits(1)	$82,387	$64,944	27%	$63,760	29%	$58,230	41%
Money Market, Savings and NOW	1,252,279	1,319,444	(5)%	1,306,155	(4)%	1,309,981	(4)%
Time deposits(2)	669,581	815,784	(18)%	891,820	(25)%	1,187,278	(44)%
Deposits held for sale(3)	—	—	—	—	—	73,383	(100)%
Total deposits	$2,004,247	$2,200,172	(9)%	$2,261,735	(11)%	$2,628,872	(24)%

(1) The Company has included custodial escrow balances maintained with serviced loans of $2,509 in noninterest-bearing deposits at June 30, 2021 to conform to the June 30, 2022, March 31, 2022 and December 31, 2021 presentation.

(2) The Company has included accrued interest on outstanding time deposits of $16,061 in interest-bearing deposits at June 30, 2021 to conform to the June 30, 2022, March 31, 2022 and December 31, 2021 presentation.

(3) Deposits held for sale were transferred on the sale of the Bellevue, Washington Branch on July 23, 2021.

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
(dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
Nonaccrual loans(1):
Residential real estate	$42,567	$38,300	$45,675	$27,871
Commercial real estate	—	—	4,441	19,092
Construction	5,781	5,891	12,499	27,803
Total nonaccrual loans(2)	48,348	44,191	62,615	74,766
Loans past due 90 days or more and still accruing interest	37	38	39	44
Nonperforming loans	48,385	44,229	62,654	74,810
Other troubled debt restructurings(3)	2,646	2,662	2,664	2,940
Nonaccrual loans held for sale	3,999	7,249	18,026	14,867
Nonperforming assets	$55,030	$54,140	$83,344	$92,617
Total loans (1)	$1,778,132	$1,874,641	$2,012,814	$2,358,526
Total assets	$2,503,820	$2,809,129	$2,876,830	$3,417,452
Nonaccrual loans to total loans outstanding (2)	2.72%	2.36%	3.11%	3.17%
Nonperforming assets to total assets	2.20%	1.93%	2.90%	2.71%
Allowance for loan losses to total loans	2.91%	2.80%	2.81%	3.00%
Allowance for loan losses to nonaccrual loans	107%	119%	90%	95%
Net charge offs (recoveries) during the period to average loans outstanding during the period	(0.02)%	(0.01)%	0.35%	(0.03)%

(1) Loans are classified as held for investment and are presented before the allowance for loan losses.

(2) Total nonaccrual loans exclude nonaccrual loans held for sale but include troubled debt restructurings on nonaccrual status. If nonaccrual loans held for sale are included, the ratio of total nonaccrual loans to total gross loans would be 2.93%, 2.73%, 3.88% and 3.78% at June 30, 2022, March 31, 2022, December 31, 2021, and June 30, 2021, respectively.

(3) Other troubled debt restructurings exclude those loans presented above as nonaccrual or past due 90 days or more and still accruing interest.